Exhibit 10.5
THE HOUSTON EXPLORATION COMPANY
POST-2004, AJCA COMPLIANT
DEFERRED COMPENSATION PLAN
FOR
NON-EMPLOYEE DIRECTORS

THE HOUSTON EXPLORATION COMPANY
POST-2004, AJCA COMPLIANT
DEFERRED COMPENSATION PLAN
FOR
NON-EMPLOYEE DIRECTORS
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THE HOUSTON EXPLORATION COMPANY
POST-2004, AJCA COMPLIANT
DEFERRED COMPENSATION PLAN
FOR
NON-EMPLOYEE DIRECTORS
PREAMBLE
     WHEREAS, The Houston Exploration Company (the “Company”) desires to establish The Houston Exploration Company, Post-2004, AJCA Compliant Deferred Compensation Plan For Non-Employee Directors (the “Plan”) to assist the Company in attracting and retaining highly qualified individuals to serve as members of the Company’s Board of Directors by permitting them to defer all or part of their annual retainer and meeting fees; and
     WHEREAS, the Plan is intended to provide deferred compensation benefits taxable pursuant to section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), and to comply with the requirements of section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or any other authoritative guidance issued thereunder (“Section 409A”).
     NOW, THEREFORE, the Company does hereby adopt the Plan as set forth herein, effective as of January 1, 2005.
SECTION 1
DEFINITIONS
        For purposes of the Plan, the following terms shall have the meanings indicated:
1.1	Account means a ledger Account as provided in Section 4.2.

1.2	Beneficiary means the person(s) designated by a Participant, on an Election Form provided by the Company and filed with the Company’s Human Resources Department, to receive benefits from the Plan in the event of the Participant’s death. A Participant may change his or her beneficiary designation at any time; provided, however, no such designation or change in designation shall be effective until received by the Company during the Participant’s life. If no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant’s surviving spouse or, if none, his or her estate.

1.3	Board means the Board of Directors of the Company.

1.4	Code means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.5	Committee means the Compensation Committee of the Board.

1.6	Common Stock means the common stock, par value $.01 per share, of the Company.

1.7	Company means The Houston Exploration Company.

1.8	Compensation means, with respect to a Plan Year, the Participant’s annual retainer for such Plan Year and any meeting fees for each regular and special meeting and any committee meeting attended by the Participant during the applicable Plan Year.

1.9	Effective Date means the effective date of the Plan, which shall be January 1, 2005.

1.10	Election Form means the form or forms on which a Participant elects to defer Compensation hereunder, and/or on which the Participant makes certain other designations required thereon.

1.11	Exchange Act means the Securities Exchange Act of 1934, as amended.

1.12	Fair Market Value, means as of any date, (a) the closing sale price of the Common Stock on that date (or, if there was no sale on such date, the next preceding date on which there was such a sale) on the principal securities exchange on which the Common Stock is listed; or (b) if the Common Stock is not listed on a securities exchange, the closing sale price of the Common Stock on that date (or, if there was no sale on such date, the next preceding date on which there was such a sale) as reported on the NYSE; or (c) if the Common Stock is not listed on the NYSE, the average of the high and low bid quotations for the Stock on that date as reported by the National Quotation Bureau Incorporated; or (d) if none of the foregoing is applicable, an amount at the election of the Committee equal to (x) the average between the closing bid and ask prices per share of Common Stock on the last preceding date on which those prices were reported or (y) an amount as determined by the Committee in its sole discretion.
1.13	Non-Employee Director means a member of the Board who is not also an employee of the Company or a subsidiary thereof.

1.14	Participant means each Non-Employee Director who elects to participate in the Plan in accordance with Section 3.

1.15	Payment Date means the date of the Participant’s Termination or, if elected on an Election Form pursuant to Section 4.5, the date following such Termination Date on which payment of the Participant’s Account is to be made or begin.

1.16	Phantom Stock means a phantom share of Common Stock. A Participant shall not possess any rights of a stockholder of the Company with respect to a share of Phantom Stock.

1.17	Plan means this, The Houston Exploration Company, Post-2004, AJCA Compliant Deferred Compensation Plan For Non-Employee Directors, as it may be amended from time to time.

1.18	Plan Year means the calendar year.

1.19	Pre-2005 Plan means The Houston Exploration Company Deferred Compensation Plan for Non-Employee Directors.

1.20	Section 409A means Code section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

1.21	Section 16(b) means Section 16(b) of the Exchange Act, and all rules promulgated thereunder.

1.22	Specified Employee means, except as may otherwise be required by Section 409A, a “key employee” as defined in Code section 416(i) (without regard to paragraph (5) thereof) as an individual who, at any time during the Plan Year, is (1) an officer of the Company having an annual compensation greater than one hundred thirty-five thousand dollars ($135,000) for 2005 (indexed for inflation in future years); (ii) a five-percent (5%) owner of the Company; or (iii) a one-percent (1%) owner of the Company having an annual compensation from the Company of more than one hundred fifty thousand dollars ($150,000).

1.23	Termination means a Participant’s ceasing to be a member of the Board; provided that a Termination shall not include any event that does not qualify as a “separation from service”, within the meaning of Section 409A.
SECTION 2
ADMINISTRATION
2.1	Compensation Committee. The Plan shall be administered by the Committee. The Committee shall have the complete authority and power to interpret the Plan, prescribe, amend and rescind rules relating to its administration, determine eligible Participants, determine a Participant’s (or Beneficiary’s) right to a payment and the amount of such payment, and to take all other actions necessary or desirable for the administration of the Plan. All actions and decisions of the Committee shall be final and binding upon all Participants and Beneficiaries.

SECTION 3
ELIGIBILITY AND PARTICIPATION
3.1	Participation. Each person who is a Non-Employee Director shall be eligible to become a Participant.
3.2	Termination of Participation. Notwithstanding anything in the Plan to the contrary, to the extent permitted under Section 409A, the Company, in its sole discretion, may (i) permit one or more Participants during the 2005 calendar year to terminate participation under the Plan and receive payment of the amounts subject to termination, or (ii) require one or more Participants during the 2005 calendar year to terminate participation under the Plan and receive payment of the amounts subject to termination. Notwithstanding anything herein to the contrary, any amounts subject to such termination shall be paid as a lump sum as soon as practicable following the date of such termination and shall be includible in the income of the Participant in the 2005 calendar year.
SECTION 4
BENEFITS
4.1	Voluntary Deferrals. Before the beginning of each Plan Year (or, with respect to an individual who first becomes a Non-Employee Director during a Plan Year, within 30 days of the date on which he or she becomes a Non-Employee Director), each Non-Employee Director may elect on an Election Form to have the payment of all or a portion of his or her Compensation for that Plan Year (or, if applicable, the remainder of the Plan Year) deferred until his or her Payment Date. The election shall be irrevocable and shall be made on an Election Form prescribed by the Company, which shall govern the amount deferred, and, with respect to the Participant’s initial Election Form, the timing and form of its payment pursuant to Section 4.5 following the Participant’s Termination and the initial investment of the Participant’s Account for such deferred Compensation pending its payment. A

Participant’s deferral election shall apply to Compensation earned during that specified Plan Year or partial Plan Year, as the case may be, and for all Compensation earned in subsequent Plan Years, unless the election is changed by the Participant prior to the beginning of such Plan Year. Notwithstanding the foregoing, a Participant may change the manner in which the Participant’s Account is to be paid on Termination pursuant to Section 4.5 by filing a new Election Form with the Company, provided such new election will not be given effect unless it meets the requirements set forth in Section 4.5. Once a Plan Year commences, a Participant may not change or revoke the Participant’s deferral election for that Plan Year, except as may be expressly permitted under Section 409A and by the Company (for example, for 2005 only, a Participant may terminate participation in the Plan or cancel his or her deferral election under the Plan at any time during the 2005 calendar year). If a Non-Employee Director has not made a deferral election with respect to a Plan Year, the Compensation payable to him or her for that Plan Year shall be paid in accordance with the Company’s normal practices.
4.2	Accounts. The Company shall establish a ledger or notional account (the “Account”) for each Non-Employee Director who has elected to defer payment of all or part of his or her Compensation for the purpose of reflecting the Company’s obligation to pay to the Participant (or the Participant’s Beneficiary) the amount credited to such Account as specified pursuant to Section 4.5.

4.3	Investment of Accounts. Unless, and to the extent, a Participant elects to invest all or a specified portion of his or her Account in shares of Phantom Stock as provided below, each Account shall automatically accrue interest on the amount credited to such Account from the date such amount is credited to the Account through the date of its distribution. Such interest shall be credited to the Account at the end of each calendar quarter or at such other times as may be determined by the Committee. The Committee shall determine, in its sole discretion, the rate of interest to be credited periodically to the Accounts, which may not be less than the prime rate of interest from time to time as reported in The Wall Street Journal; provided that any change in such rate may only be given effect prospectively.
     In lieu of having his or her Account credited with interest, a Participant may direct that all or a specified percentage of his or her deferred Compensation be invested in shares of Phantom Stock. In such event, the Participant’s Account shall be credited with whole and fractional shares of Phantom Stock periodically as of the dates of the deferrals, and with phantom dividends with respect to the Phantom Stock, which shall be credited as being reinvested in additional shares of Phantom Stock. All credits and debits of the Phantom Stock to an Account shall be made based on the Fair Market Value per share of the Common Stock on the applicable date. Notwithstanding the foregoing, however, if the Company’s Common Stock ceases to be readily tradeable on a national securities market, effective therewith all then elections under the Plan to invest in shares of Phantom Stock, including elections with respect to existing Account balances, shall be automatically canceled and all deferrals and Account balances after such date shall be credited with interest as provided above.
4.4	Change in Investment Elections. Each Participant may elect at any time or times, in a manner provided by the Company, to change the investment of his or her future deferrals and/or the current investment of his or her Account between shares of Phantom Stock and deferred cash credited with interest. Such election change shall be given effect when received by the Company provided such transaction will be an exempt “discretionary transaction” for purposes of Rule 16b-3.

4.5	Payment of Accounts. In connection with a Participant’s commencement of participation in the Plan, a Participant may separately elect on an Election Form the timing and manner in which payment (or commencement of payment) of his or her Account will be made.
     (i) Timing of Payment. Subject to Section 409A, a Participant may elect on his or her initial Election Form to receive (or commence to receive) his or her Account upon the later of the Participant’s Termination or a January 1 specified following such Termination, but not later than the fifth (5th) January 1 subsequent to such Termination (the “Payment Date”); provided, however, that if any authoritative guidance is issued by the Internal Revenue Service which would render this Section (in particular, its post-Termination payment commencement feature) impermissible under Section 409A, this Section shall become inoperative and distributions to Participants hereunder shall automatically be made (or commence) on the Participant’s Termination.
     Notwithstanding the foregoing, any Participant who is a Specified Employee shall not be entitled to receive payment (or commencement of payment) of his or her Account under this Section prior to the date which is six (6) months after the date or his or her Termination (or, if earlier, his or her death).
     If a Participant fails to designate properly the timing of payment of his or her Account under the Plan, such payment will be made on the Participant’s Termination (or, with respect to a Specified Employee, six (6) months after his or her Termination (or, if earlier, his or her death)).

     Subject to Section 4.6, a Participant shall be permitted to change his or her above-described election regarding his or her Payment Date by submitting a new Election Form to the Company, provided that any such Election Form (a) is submitted at least twelve (12) months prior to the Participant’s Payment Date, and (b) as required by Section 409A, provides for a new Payment Date which is at least five (5) full calendar years from the Participant’s previously scheduled Payment Date.
     (ii) Manner of Payment. On his or her initial Election Form, a Participant may elect to have an amount in cash equal to the balance then credited to his or her Account paid (or commence to be paid) upon his or her Payment Date as follows:
     (a) in a lump sum payment; or
     (b) in substantially equal annual installments over a period selected by the Participant, not to exceed 10.
     To the extent shares of Phantom Stock are credited to the Account, “substantially equal” shall be determined by reference to the number of such shares, not their value. If a Participant fails to designate properly the form of payment of his or her Account, such Account will be paid in a lump sum.
     Subject to Section 4.6, a Participant shall be permitted to change his or her above-described election regarding the form of payment of his or her Account by submitting a new Election Form to the Company, provided that any such Election Form (A) is submitted at least twelve (12) months prior to the Participant’s Payment Date, and (B) as required by Section 409A, provides for a new Payment Date which is at least five (5) full calendar years from the Participant’s previously scheduled Payment Date.

     As permitted by Section 409A, payment of Accounts shall commence or be made on or as soon as reasonably practical following the Participant’s Payment Date.
     (iii) Payment Upon Death. Notwithstanding the foregoing, upon a Participant’s death, the balance then credited to the Participant’s Account shall be paid in a lump sum to the Participant’s Beneficiary upon (or, as permitted by Section 409A, as soon as reasonably practical following) the Participant’s death.
4.6	2005 Transition/Permitted Accelerations/Prohibited Acceleration/Distribution Timing. Notwithstanding the preceding, as permitted under the transition rules of Internal Revenue Service Notice 2005-1, the Company may permit Participants during the 2005 calendar year to make new distribution elections to comply with Section 409A with respect to any amounts credited hereunder prior to such new elections (e.g., to elect by no later than December 31, 2005 the timing and form of payments of their Accounts, notwithstanding that such election will not have been at the time the Participant commenced participation in the Plan). Further, the Company, in its discretion, may accelerate payments under the Plan to the extent permitted in Q&A 15 of Internal Revenue Service Notice 2005-1. However, notwithstanding anything in the Plan to the contrary, no provision of the Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan as would require immediate income tax to Participants based on the law in effect at the time the distribution is to be made, including Section 409A. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.
SECTION 5
GENERAL PROVISIONS
5.1	Unfunded Obligation. The amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments, including trust investments, which the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or notional accounts shall not create or constitute a trust or a fiduciary relationship between the Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants (and Beneficiaries) shall have no claim against the Company for any changes in the value of any Accounts and shall be general unsecured creditors of the Company with respect to any payment due under this Plan.
5.2	Incapacity of Participant or Beneficiary. If the Committee finds that any Participant or Beneficiary to whom a payment is payable under the Plan is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) at the discretion of the Committee, may be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

5.3	Nonassignment. The right of a Participant or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered in any manner nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.
5.4	Termination and Amendment. Subject to Section 409A, the Board may from time to time amend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all of its provisions. The Committee may also amend the Plan; provided, however, it may not terminate the Plan or substantially increase the obligations of the Company under the Plan (provided, however, that the addition of new phantom investments with respect to the Accounts shall not be deemed an increase in the obligations of the Company under the Plan). No amendment or termination of the Plan may impair the right of a Participant or his or her Beneficiary to receive the benefit accrued hereunder prior to the effective date of such amendment, suspension or termination. Following termination, the full amount of each Participant’s Account shall become distributable to him or her only when Plan benefits otherwise become due hereunder
5.5	Changes in Law Affecting Taxability. This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder; provided, however, that no portion of this Section shall become operative to the extent that portion would result in a violation of

Section 409A (e.g., by causing an impermissible distribution under Section 409A, or would result in pre-2005 deferrals made under the Pre-2005 Plan becoming subject to Section 409A).
     (i) Affected Right or Feature Nullified. Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (ii), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. If only a portion of a Participant’s Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed. If the law only impacts Participants who have a certain status with respect to the Company, then only such Participants shall be subject to this Section.
     (ii) Tax Distribution. If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.
5.6	Compliance with Securities Laws. It is the intention of the Company that, so long as any of the Company’s equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, this Plan shall be operated in compliance with Section 16(b).

5.7	Applicable Law. Except to the extent preempted by applicable federal law, the Plan shall be construed and governed in accordance with the laws of the State of Texas.
5.8	Aggregation of Employers. To the extent required under Section 409A, if the Company is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code sections 414(b) or (c)), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Termination hereunder and for any other purposes under the Plan as Section 409A shall require.
5.9	Section 409A Compliance. Notwithstanding anything in the Plan to the contrary, (i) this Plan may be amended in accordance with Section 5.4 at any time, retroactively if required, to the extent required to conform the Plan to Section 409A, (ii) no provision of the Plan shall be followed to the extent that following such provision would result in a violation of Section 409A, and (iii) no election made by a Participant hereunder, and no change to a previous election, shall be followed to the extent that following such election or change could violate any of the requirements of Section 409A, resulting in early taxation and penalties.
     IN WITNESS WHEREOF, the Company has caused this Plan to be executed effective as of January 1, 2005.

ATTEST/WITNESS:		THE HOUSTON EXPLORATION COMPANY

By:	/s/ Liz Melton	By:	/s/ Roger B. Rice

Print Name: Liz Melton		Print Name:	Roger B. Rice
		Title:	Vice President
		Date:	4/26/05